                                                                    Exhibit 12.1


                      SPECIALTY CHEMICAL RESOURCES, INC.
                      RATIO COMPUTATION S-K ITEM 503(d)
                          EARNINGS TO FIXED CHARGES



                                             9 Mos.
                                              1998        1997             1996         1995         1994     1993
                                             ------     --------         -------      --------     -------   ------
                                                                     In Thousands (except ratios)
EARNINGS
  Pre-tax earnings (loss) from
   continuing operations                    $(1,009)    $(21,085)(1)     $(1,891)     $(4,990)    $(2,479)   $ 2,683

FIXED CHARGES
  Interest expense                            1,241        1,405           1,059          779         560        531
  Amortization of debt expense                   50           74              17           -           -          -
  Portion of rent expense representative
   of interest                                  135          173             136          171         202        182
                                             ------     --------         -------      -------     -------    -------

                 TOTAL FIXED CHARGES          1,426        1,652           1,212          950         762        713

TOTAL EARNINGS AND FIXED CHARGES            $   417     $(19,433)        $(  679)     $(4,040)    $(1,717)   $ 3,396
                                             ------     --------         -------      -------     -------    -------

EARNINGS TO FIXED CHARGES RATIO                0.29x          -               -            -           -        4.76x
                                             ------     --------         -------      -------     -------    -------

EARNINGS (DEFICIENCY OF EARNINGS)
  OVER FIXED CHARGES                        $(1,009)    $(21,085)        $(1,891)     $(4,990)    $(2,479)   $ 2,683
                                             ------     --------         -------      -------     -------    -------

(1)  1997 includes $18,501 loss on impairment of goodwill
